Exhibit 99.1

                 On-Site and Docuforce Sign Definitive Agreement

    ALEXANDRIA, Va.--(BUSINESS WIRE)--Dec. 29, 2003--On-Site Sourcing, Inc. (Nasdaq: ONSS), a provider of technology-driven, document management solutions, announced today it has signed a definitive merger agreement with Docuforce LLC. Under the terms of the agreement Docuforce LLC will acquire On-Site Sourcing at a cash price of $2.87 per share. The aggregate purchase price, which is not subject to adjustment, is approximately $16.6 million. The transaction is expected close during the first quarter of 2004.
    The transaction is subject to stockholder approval and other customary closing conditions. Docuforce has the right to terminate the merger agreement if there is a material adverse effect on the business, financial conditions, or assets of the company, taken as a whole, except for changes resulting from general economic conditions or matters disclosed in the company's public filings or the merger Agreement.
    The merger agreement contains "no shop" provisions precluding the company from soliciting other offers and "fiduciary out" provisions permitting the company to terminate the agreement in certain circumstances if it receives an unsolicited superior offer. If the company exercises the termination right, it will pay Docuforce the sum of $500,000.

    On-Site Sourcing, Inc. provides various outsourcing services related to documents, data, and office management. Target clients generate large volumes of documents and information that require specialized processing, distribution, storage, and retrieval of these documents and related information they contain. Typical customers include law firms, corporations, nonprofit organizations, accounting firms, financial institutions and other organizations throughout the United States.

    This press release includes "forward-looking statements" within the meaning of the federal securities laws, which involve uncertainties and risks. These include statements regarding events or developments that the Company expects or anticipates will occur in the future, such as statements about the Company's strategies to improve operating performance. Statements about the acquisition by Docuforce are subject to uncertainties, including the need to obtain shareholder approval, potential delays in consummation of the transaction and events occurring that could constitute a material adverse effect within the meaning of the merger agreement with Docuforce. Please refer to the Company's 2002 Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete discussion of these and other important factors that could cause results to differ materially from those projected by these forward-looking statements.


    CONTACT: On-Site Sourcing, Inc.
             Jason Parikh 703-276-1123